Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President – Finance
Dover, Delaware, October 24, 2013	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2013

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the third quarter ended September 30, 2013.

The Company promoted a NASCAR triple-header in Dover during the third quarter of 2013 and 2012. Revenues for the third quarter of 2013 were $21,470,000 compared with $22,773,000 in the third quarter of 2012. However, results for the quarters are not comparable since revenues and expenses associated with the annual Firefly Music Festival held on our property are in the third quarter of 2012 but in the second quarter of 2013. The decrease in revenues was primarily due to the timing of the festival and lower NASCAR admissions revenue, partially offset by an increase in broadcasting revenue.

Operating and marketing expenses were $11,618,000 in the third quarter of 2013 compared to $12,075,000 in the third quarter of 2012. The decrease was primarily due to the timing of the Firefly Music Festival, partially offset by an increase in purse and sanction fees and increased promotion and security costs during the Dover NASCAR weekend.

General and administrative expenses of $1,732,000 in the third quarter of 2013 were comparable to $1,723,000 in the third quarter of 2012.

Net interest expense decreased to $237,000 in the third quarter of 2013 from $332,000 for the third quarter of 2012. The decrease was due to lower interest rates and lower average outstanding borrowings in the third quarter of 2013 compared to 2012.

Earnings before income tax expense for the third quarter of 2013 decreased to $7,111,000 from $7,746,000 in the third quarter of 2012.

Net earnings for the third quarter of 2013 decreased to $4,158,000 or $0.11 per diluted share from $4,532,000 or $.12 per diluted share for the third quarter of 2012.

The Company announced yesterday that its Board of Directors declared an annual cash dividend on both classes of common stock of $.05 per share. The dividend will be payable on December 10, 2013 to shareholders of record at the close of business on November 11, 2013. Due to the seasonal nature of our business, we will evaluate dividends annually.

During the third quarter of 2013, the Company repurchased 235,943 shares of its common stock on the open market at prices ranging from approximately $2.16 to $2.47 per share. For the nine months ended September 30, 2013, the Company repurchased 315,839 shares of its common stock on the open market at prices ranging from $2.05 to $2.47 per share.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and own Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Admissions	$4,657	$5,105	$9,521	$10,428
Event-related	4,422	5,708	9,062	9,789
Broadcasting	12,379	11,959	27,445	26,393
Other	12	1	23	8

	21,470	22,773	46,051	46,618

Expenses:
Operating and marketing	11,618	12,075	25,795	25,703
General and administrative	1,732	1,723	5,482	5,458
Depreciation	820	824	2,469	2,491

	14,170	14,622	33,746	33,652

Operating earnings	7,300	8,151	12,305	12,966

Interest expense, net	(237)	(332)	(787)	(1,105)
Provision for contingent obligation	41	(21)	44	268
Other income	7	(52)	152	(48)

Earnings before income taxes	7,111	7,746	11,714	12,081

Income tax expense	2,953	3,214	4,932	5,154

Net earnings	$4,158	$4,532	$6,782	$6,927

Net earnings per common share:
Basic	$0.11	$0.12	$0.18	$0.19

Diluted	$0.11	$0.12	$0.18	$0.19

Weighted average shares outstanding:
Basic	36,242	36,300	36,337	36,299
Diluted	36,242	36,300	36,337	36,299

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2013	September 30, 2012	December 31, 2012

ASSETS
Current assets:
Cash	$35	$775	$15
Accounts receivable	10,550	9,413	224
Inventories	123	126	124
Prepaid expenses and other	882	1,040	1,222
Deferred income taxes	85	71	78

Total current assets	11,675	11,425	1,663

Property and equipment, net	90,674	93,715	92,896
Other assets	844	780	738
Deferred income taxes	462	460	490

Total assets	$103,655	$106,380	$95,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83	87	$145
Accrued liabilities	4,865	4,413	2,903
Payable to Dover Downs Gaming & Entertainment, Inc.	12	—	—
Income taxes payable	3,326	798	132
Deferred revenue	112	1,278	2,719

Total current liabilities	8,398	6,576	5,899

Revolving line of credit	18,080	24,620	19,700
Liability for pension benefits	2,979	2,573	3,065
Other liabilities	1,890	1,987	1,934
Deferred income taxes	17,956	18,465	17,096

Total liabilities	49,303	54,221	47,694

Stockholders’ equity:
Common stock	1,816	1,838	1,836
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,600	102,098	102,166
Accumulated deficit	(48,474)	(51,425)	(55,256)
Accumulated other comprehensive loss	(2,441)	(2,203)	(2,504)

Total stockholders’ equity	54,352	52,159	48,093

Total liabilities and stockholders’ equity	$103,655	$106,380	$95,787

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2013	2012

Operating activities:
Net earnings	$6,782	$6,927
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	2,469	2,491
Amortization of credit facility fees	189	170
Stock-based compensation	233	247
Deferred income taxes	654	3,689
Provision for contingent obligation	(44)	(268)
Gain on sale of property and equipment	(138)	—
Loss on sale of land	—	52
Changes in assets and liabilities:
Accounts receivable	(10,326)	(8,724)
Inventories	1	(11)
Prepaid expenses and other	85	194
Accounts payable	(62)	(29)
Accrued liabilities	1,962	1,829
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	12	11
Income taxes payable	3,378	654
Deferred revenue	(2,607)	(1,851)
Other liabilities	(15)	(75)

Net cash provided by operating activities	2,573	5,306

Investing activities:
Capital expenditures	(247)	(464)
Proceeds from sale of property and equipment	138	585
Purchase of available-for-sale securities	(78)	(100)
Proceeds from sale of available-for-sale securities	73	—

Net cash (used in) provided by investing activities	(114)	21

Financing activities:
Borrowings from revolving line of credit	22,280	15,820
Repayments on revolving line of credit	(23,900)	(20,360)
Repurchase of common stock	(819)	(27)

Net cash used in financing activities	(2,439)	(4,567)

Net increase in cash	20	760
Cash, beginning of period	15	15

Cash, end of period	$35	$775